Exhibit 10.1

PAPA JOHN’S INTERNATIONAL, INC.

Agreement For Service As Chairman

August 9, 2007

Papa John’s International, Inc. (the “Company”) and John H. Schnatter (the “Chairman”) (each a “Party” and collectively, the “Parties”), who is the founder of the Company, hereby agree to the following terms with respect to his service as Chairman of the Board of Directors of the Company (this “Agreement”).  The terms of this Agreement shall take effect as of the date first written above and shall remain in effect so long as the Chairman is a director of the Company and remains Chairman as elected by the Company’s Board of Directors.

1.             Duties and Responsibilities.  The Chairman shall serve as the non-executive Chairman of the Board of Directors of the Company and advisor to the Company whose duties and responsibilities under this Agreement shall include those determined by the Board of Directors of the Company from time to time, along with such other duties as may be agreed upon by the Parties, including the following:

•	Chair meetings of the Company’s Board of Directors, with the ability to delegate as desired or necessary.

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Work with the Lead Independent Director of the Company and the Company’s Chief Executive Officer (“CEO”) and Secretary to plan and develop (i) the schedule of dates for regular meetings of the Board of Directors and (ii) the agenda and schedule for each meeting of the Board of Directors.

•	Work with the Lead Independent Director and the CEO and Secretary to coordinate the quality, quantity and timing of materials, information and presentations to be provided to the Board of Directors.

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Meet with the CEO on a quarterly basis to discuss issues and opportunities and how to best realize the objectives of the Board of Directors or on a more frequent basis, to the extent deemed necessary by the Chairman.

•	At the Chairman’s option, attend appropriate meetings of committees established by the Board of Directors.

•	Provide information and insights, based on his significant knowledge of and experience in the Company’s business, to the Board of Directors and the CEO.

2.             Stock Options.  In addition to any grants made pursuant to that certain Agreement For Service as Founder (the “Founder’s Agreement”) or the Exclusive License Agreement (the “License”), both of even date herewith, between the Parties, the Company shall grant, under such stock option plan(s) as the Company may deem appropriate, annual grants of stock options to the Chairman with a minimum value of $300,000, or such greater amount -

as may be determined by the Compensation Committee.  The specific terms of each option grant, including the grant date and exercise price, will be determined by the Compensation Committee and will be set forth in stock option agreements to be executed by the Chairman and the Company.  The value of the stock options for this purpose shall be determined using the Black-Scholes method, the binomial options model or such other method reasonably acceptable to, and determined by, the Compensation Committee (provided that the timing of stock option grants and the methodology used to value such grants shall generally be substantially similar to that associated with stock options granted to the Company’s senior management or non-management directors during the same year).  The parties hereby further agree that the option grants provided for herein will be in lieu of any cash compensation that non-employee directors of the Company may otherwise be entitled to from time to time during the term of this Agreement.  For the avoidance of doubt, in the event that the stock options granted under this Section 2 have been granted under a Company plan that provides for such grants to, inter alia, consultants to, or advisors of, the Company, and any of this Agreement, the Founder’s Agreement or the License is in effect, or Chairman is otherwise serving as a consultant or advisor to the Company, for purposes of the applicable stock option plan and agreement related to such stock options granted hereunder, the Chairman shall be deemed to be providing services as a “consultant” or “advisor” to the Company; in the event that the stock options granted under this Section 2 have been granted under a Company plan that provides for such grants only to non-employee directors, for purposes of the applicable stock option plan and agreement related to such stock options granted hereunder, the Chairman shall be deemed a non-employee director for so long as he is serving in such capacity on the Company’s board of directors.

3.             Reimbursable Expenses.  The Chairman shall be entitled to reimbursement of expenses incurred in connection with Company business pursuant to Company policy; provided, that reimbursement for air travel aboard private aircraft (including any aircraft owned by the Chairman), under this Agreement and the Founder’s Agreement, shall not exceed $300,000 per year without the written consent of the Compensation Committee.  For expenses other than those associated with travel on private aircraft, the level of reimbursement shall include First Class domestic and international travel.

4.             Prior Agreements.  This Agreement supersedes and replaces any and all prior employment agreements and severance agreements, whether written or oral, by and between the Company and the Chairman, other than the Founder’s Agreement and the License.

5.             Governing Law.  These Terms shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without reference to principles of conflict of laws.

6.             Dispute Resolution and Binding Arbitration.  Chairman and the Company agree that in the event a dispute arises concerning or relating to this Agreement, such dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association then in effect.  The arbitration shall be conducted before a panel of three (3) arbitrators in Louisville, Kentucky (or such other place as the parties may agree).  Each party shall designate one (1) arbitrator to serve on the arbitration panel, and the two designed arbitrators shall then jointly select the remaining third arbitrator.  Chairman and the Company agree that the arbitration procedure provided for in this section will be the exclusive avenue of redress for any disputes relating to or arising from this Agreement, and that the award of the arbitrator shall be final and binding on both parties, and nonappealable.  The panel shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate.  The panel shall also have discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action under this provision.  Each of the parties hereto consents to the application of AAA Rules and waives any objection as to venue or jurisdiction.  Each of the parties further agrees that all dispute resolution proceedings, including, but not limited to, all discussions, proceedings, submissions, settlements or other dispositions relating to any such dispute, shall be considered confidential, shall be held in strict confidence by the parties, and shall not be disclosed to any third party without the prior written consent of the other party, except as required by applicable law.  Neither party shall issue any press releases or make any public statements relating to any pending or resolved dispute resolution proceedings without the prior written consent of the other party, except as required by applicable law.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Chairman		Papa John’s International, Inc.
By:	/s/ John H. Schnatter
		By:	/s/ Nigel Travis

Name:	John H. Schnatter	Name:	Nigel Travis

Title:	Chairman	Title:	President & CEO

Date:	August 9, 2007	Date:	August 9, 2007